News Release

For Immediate Release:	For More Information,
February 12, 2010	Contact: Jerry L. Ocheltree
910-576-6171

First Bank Insurance Services
Acquires The Insurance Center

TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announces today that its insurance subsidiary, First Bank Insurance Services, Inc., has completed the acquisition of The Insurance Center, Inc., a Montgomery County based property and casualty insurance agency with over 500 customers.  The acquisition was effective on February 11, 2010.

Kim Birckhead, President of The Insurance Center, will serve in a temporary role to ensure a smooth transition of her customers to First Bank Insurance Services.  Ms. Birckhead addressed her customers, “I am pursuing a new career, but it was important to me to make sure I moved your account to a local company that I could trust to take good care of you.  You are in good hands with Jeff Morris and First Bank Insurance Services.”

Jeff Morris, Vice President of First Bank Insurance Services, stated, “I have known Kim for many years and always admired her attention to customer service, on which we also place great emphasis.”

Mr. Morris addressed Ms. Birckhead’s customers, “Welcome to First Bank Insurance Services.  We have already put in a lot of work to ensure a seamless transition.  You will receive a welcome letter in the coming days, which also describes additional types of insurance that you may want to talk to us about.  We look forward to serving you and earning your continued business.”

First Bancorp, the parent company of First Bank, is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  First Bank Insurance Services is a subsidiary of First Bank and provides property and casualty insurance coverage to individuals and businesses from its offices located in Troy and Southern Pines.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.